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                                                                     Exhibit 4.2


                           Certificate of Designations
                   of Terms of a Series of Preferred Stock of
                             First Bank System, Inc.
                  (8 1/8% Cumulative Preferred Stock, Series A)

            RESOLVED that pursuant to the authority vested in the Executive Committee by resolution of the Board of Directors (the "Board") of First Bank System, Inc.(the "Corporation") in accordance with the provisions of its Restated Certificate of Incorporation, as amended (the "Certificate"), a series of the preferred stock, par value $1.00 per share, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the preferences, limitations and relative rights thereof are determined to be as follows:

            Section 1. Designation and Amount. The shares of the series shall be designated as the 8 1/8% Cumulative Preferred Stock, Series A (the "Series"), and the number of shares constituting the Series shall be 6,000,000. The number of shares constituting the Series may be decreased from time to time by action of the Board, but not below the number of shares of the Series then outstanding. The Series shall rank senior to the common stock, par value $1.25 per share ("Common Stock"), of the Corporation and on a parity with the Adjustable Rate Cumulative Preferred Stock, Series 1990A, par value $1.00 per share, of the Corporation, as to dividends and upon liquidation.

            Section 2. Dividends.

                  (a) Right to Receive Cash Dividends. The holders of shares of the Series shall be entitled to receive when, as and if declared by the Board out of assets legally available therefor, cumulative cash dividends, payable quarterly in arrears on the fifteenth day of February, May, August and November of each year (each quarterly period ending on any such date being hereinafter referred to as a "dividend period") commencing on the First Payment Date (as defined below) at the rate per annum set forth in Section 2(b). Each such dividend shall be paid to the holders of record of shares of the Series as they appear on the stock books of the Corporation on such record dates, not exceeding 45 days proceding the dividend payment dates therefor, as shall be fixed by the Board. Dividends on shares of the Series shall be cumulative from the date of original issuance of the shares of 8 1/8% Cumulative Preferred Stock, Series A (the "Old Shares"), of U. S. Bancorp, an Oregon corporation ("Old USB") from which the Series shares are converted in the merger (the "Merger") of Old USB and the Corporation and shall include any arrearage on the Old Shares whether or not there shall be assets legally available for the payment of such dividends; provided, that if Old USB shall have set a record date with respect to the Old Shares which record date is prior to the effective date of the Merger for a dividend payment date after the effective date of the Merger, dividends in respect of the Old Shares shall be deemed to accrue to such dividend payment date notwithstanding the intervening occurrence of the Merger, and no dividends shall accrue on the shares of the Series until the first date following such dividend payment date.


                  The "First Payment Date" shall be (i) if Old USB shall have set a record date with respect to the Old Shares which record date is prior to the effective date of the Merger for a dividend payment date after the effective date of the Merger, the next succeeding dividend payment date following such dividend payment date; provided, that the Corporation shall pay the dividend declared on the Old Shares to the holders of record of Old Shares as of such record date or (ii) if no such record date shall have been set by Old USB, the first dividend payment date after the effective date of the Merger (it being the intention that no dividend shall be payable with respect to both the Old Shares and the shares of the Series with respect to the same period of time or that any loss of dividends result from the conversion of Old Shares into shares of the Series).



                 (b) Rate. The dividend rate per annum on the shares of the Series shall be 8 1/8% of the liquidating preference of $25 per share.

                  (c) Restrictions. No full dividends shall be declared or paid or set aside for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series for any period unless full cumulative dividends on the Series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment on the Series for all dividend periods terminating on or prior
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to the date of payment of such dividends. When dividends are not paid in full on the Series and any other preferred stock of the Corporation ranking on a parity as to dividends with the Series, all dividends declared or paid upon shares of the Series and such other preferred stock shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of noncumulative preferred stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of the Series and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series have been paid or declared and set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Corporation ranking junior to the Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or any other distribution declared or made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series as to dividends or upon liquidation. No Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on the Series shall have been paid or declared and set aside for payment. Holders of shares of the Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full dividends on such shares. No interest shall be payable in respect of any dividend payment which may be in arrears on the Series.

                  (d) Computation. Dividends payable on shares of the Series (i) for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four. Any dividend payment made on shares of the Series shall first be credited against the earliest accumulated but unpaid dividend due with respect to shares of the Series.

            Section 3. Redemption.

                  (a) Redemption Prices and Dates. The Corporation at its option may redeem shares of the Series, at any time or from time to time, on or after July 23, 1997, at a cash redemption price of $25 per share plus an amount equal to any accrued and unpaid dividends (including any accumulated dividends) thereon to and including the date fixed for redemption (the "Redemption Price").

                  Notwithstanding the foregoing, if at the time the Corporation proposes to give a notice of redemption pursuant to Section 3(d), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or a successor Federal agency responsible for supervision of bank holding companies under the Bank Holding Company Act of 1956, as amended, requires that, in order to be counted as "Tier 1" or "core" capital for capital adequacy


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purposes, bank holding company preferred stock may not be redeemed without the prior approval of the Federal Reserve Board or such successor agency, then the Corporation may not redeem any shares of the Series or give a notice of redemption unless the Federal Reserve Board or such successor agency shall have consented to such redemption.

                  (b) Pro Rata Redemption. If fewer than all the outstanding shares of the Series are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot as may be determined by the Board or by any other method as the Board may determine to be fair and appropriate.

                  (c) Restrictions on Redemption. Notwithstanding the foregoing, if any quarterly dividend payable on shares of the Series shall be in arrears and until all such dividends in arrears shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment, the Corporation shall not redeem any shares of the Series unless all outstanding shares of the Series are simultaneously redeemed and shall not purchase or otherwise acquire any shares of the Series except pursuant to a purchase or exchange offer made on the same terms to all holders of shares of the Series for the purchase of all outstanding shares thereof.

                  (d) Notice. Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each record holder of the shares to be redeemed at the address of such holder appearing in the stock books of the Corporation. Each such notice shall state: (1) the redemption date, (2) the number of shares of the Series to be redeemed, (3) the Redemption Price, (4) that dividends on the shares to be redeemed shall cease to accrue on such redemption date and (5) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price. If fewer than all the shares of the Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

                  (e) Cessation of Dividends. If notice of redemption has been given, from and after the redemption date for the shares of the Series called for redemption (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the shares so called for redemption), dividends on the shares of the Series so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares of the Series so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the applicable Redemption Price shall be paid out of funds provided by the Corporation. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (f) Status of Redeemed and Reacquired Shares. Shares of the Series which have been redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock,


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par value $1.00 per share, without designation as to series, and may thereafter be issued, but not as shares of the Series.

            Section 4. Liquidation Rights.

                  (a) Payment on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to the Series upon liquidation, a liquidating distribution in an amount equal to $25 per share plus an amount equal to any accrued and unpaid dividends (including any accumulated dividends) thereon to and including the date of such distribution. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of shares of the Series and any other preferred stock of the Corporation ranking as to any such distribution on a parity with the Series shall be insufficient to pay in full all amounts to which such holders are entitled, the holders of shares of the Series and other preferred stock shall share ratably in such distribution of assets of the Corporation in proportion to the sums that would be payable to such holders if all sums were paid in full. After payment of the full amount of the liquidation distribution plus accrued and unpaid dividends to which they are entitled, the holders of shares of the Series shall have no right or claim to any of the remaining assets of the Corporation.

                  (b) Definition. None of the consolidation or merger of the Corporation into or with another corporation or corporations, or the sale, lease or exchange of all or substantially all of the Corporation's assets, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

            Section 5. Voting Rights.

                  (a) Generally. Except as hereinafter provided or as expressly required by applicable law, the holders of shares of the Series will not be entitled to vote. When holders of shares of the Series are entitled to vote, each holder shall be entitled to one vote per share.

                  (b) Arrearages. If at any time the equivalent of six quarterly dividends, whether or not consecutive, payable on the Series are unpaid or not declared and set aside for payment, the number of directors of the Corporation shall be increased by two and the holders of shares of the Series outstanding at the time (voting separately as a single class with the holders of shares of any one or more series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) shall have the right to elect two directors to serve as such until all arrearages of dividends on the Series have been paid or declared and set aside for payment at which time the terms of office of the two directors so elected shall terminate and the number of directors of the Corporation shall be reduced by two (subject to any additional rights as to the election of directors provided for the holders of shares of other preferred stock of the Corporation). Any director so elected may be removed by, and shall not be removed except by, the vote of the holders of shares of the Series outstanding at the time (voting separately as a


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single class with the holders of shares of any one or more series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable).

                  (c) Certain Corporate Actions. So long as any shares of the Series remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series and of any other similarly affected series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable outstanding at the time (voting separately as a single class without regard to series), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series as to dividends or upon liquidation or (ii) amend, alter or repeal, whether by merger or otherwise, the provisions of the Certificate so as to materially and adversely affect any of the preferences, limitations, and relative rights of the Series; provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or the creation and issuance of other series of preferred stock of the Corporation, in each case ranking on a parity with or junior to the Series as to dividends or upon liquidation, will not be deemed to materially and adversely affect such preferences, limitations and relative rights. Without limiting the foregoing, under any circumstances in which the Series would have additional rights under Oregon law if the Corporation were incorporated under the Oregon Business Corporation Act (rather than the Delaware General Corporation Law), holders of shares of the Series shall be entitled to such rights, including, without limitation, voting rights under Section 60.441, voting and notice rights under Section 60.487 and dissenters' rights under Sections 60.551-60.594 of the Oregon Business Corporation Act (as such Sections may be amended from time to time).

            Section 6. No Sinking Fund. Shares of the Series are not subject to a sinking fund or other obligation of the Corporation to redeem or retire the Series.


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